Exhibit 99.1

Diplomat Announces 4th Quarter and 2018 Year End Financial Results; Provides Revised 2019 Guidance

4th Quarter Revenue of $1,361 Million, an increase of 18%, Net (Loss) Income Attributable to Diplomat of $(298.0) Million, compared to $6.5 Million, Adjusted EBITDA of $43.5 Million, an increase of 63%

Full Year Revenue of $5,493 Million, an increase of 22%, Net (Loss) Income Attributable to Diplomat of $(302.3) Million, compared to $15.5 Million, Adjusted EBITDA of $167.8 Million, an increase of 65%

FLINT, Mich., March 15, 2019 — Diplomat Pharmacy, Inc. (NYSE: DPLO), the nation’s largest independent provider of specialty pharmacy and infusion services, announced financial results for the quarter and year ended December 31, 2018.  All comparisons, unless otherwise noted, are to the quarter or year ended December 31, 2017.  The Pharmacy Benefit Management (“PBM”) segment comparisons are impacted by the timing of the Company’s acquisitions, which occurred in late 2017.  Prior period financials have been recast to include certain direct expenses as part of cost of sales instead of selling, general and administrative (“SG&A”) expense for our Specialty segment.  This is a reclassification change only and has no impact on overall results.

Fourth Quarter 2018 Highlights include:

•                  Revenue of $1,361 million, compared to $1,155 million, an increase of 18%

•                  Specialty segment revenue of $1,192 million, compared to $1,143 million

•                  PBM segment revenue of $179 million, compared to $12 million

•                  Specialty segment total prescriptions dispensed of 229,000, compared to 224,000

•                  PBM segment total volume, adjusted to 30-day equivalent, of 1,936,000, compared to 764,000

•                  Gross margin of 6.9% versus 6.3%

•                  Specialty segment gross margin of 5.7% versus 6.0%

•                  PBM segment gross margin of 14.3% versus 32.8%

•                  EPS of $(4.00) per diluted common share versus $0.09 per diluted common share

•                  Adjusted EBITDA of $43.5 million, compared to $26.6 million

•                  Adjusted EBITDA margin of 3.2% versus 2.3%

•                  Net cash provided by operating activities was $1.8 million, compared to $41.6 million

•                  Net Debt; defined as total debt including contingent consideration less cash and equivalents, decreased to $638.2 million, from $646.7 million at September 30, 2018

Full Year 2018 Highlights include:

•                  Revenue of $5,493 million, compared to $4,485 million, an increase of 22%

•                  Specialty segment revenue of $4,791 million, compared to $4,473 million

•                  PBM segment revenue of $729 million, compared to $12 million

•                  Specialty segment total prescriptions dispensed of 918,000, compared to 886,000

•                  PBM segment total volume, adjusted to 30-day equivalent, of 8,171,000, compared to 764,000

•                  Gross margin of 6.8% versus 6.1%

•                  Specialty segment gross margin of 5.9% versus 6.0%

•                  PBM segment gross margin of 13.1% versus 32.8%

•                  EPS of $(4.07) per diluted common share versus $0.23 per diluted common share

•                  Adjusted EBITDA of $167.8 million, compared to $101.8 million

•                  Adjusted EBITDA margin of 3.1% versus 2.3%

•                  Net cash provided by operating activities was $35.0 million, compared to $135.3 million

Brian Griffin, Chairman and CEO of Diplomat, commented “While our 2018 financial results were strong, market conditions in 2019 are significantly more challenging than expected in our specialty and PBM businesses.  2019 is a rebuilding year, and we continue to focus on driving additional volumes to Diplomat by creating partnerships with health plans and hospital systems to meet the demand for better clinical outcomes and management of specialty spend.  We are also committed to rebuilding our PBM business.”

“The Company’s cost structure is no longer supported by the current business environment and we are accelerating operational efficiency initiatives.

I remain confident that Diplomat is making the right investments and executing the right strategy and operational initiatives to leverage our competitive strengths and position Diplomat for future growth and profitability,” said Griffin.

Fourth Quarter Financial Summary:

Revenue for the fourth quarter of 2018 was $1,361 million, compared to $1,155 million in the fourth quarter of 2017, an increase of $206 million or 18%.  Our Specialty segment revenue amounted to $1,192 million, compared to $1,143 million in the prior year quarter, while revenue from our PBM segment amounted to $179 million, compared to $12 million in the prior year quarter.  The increase in our Specialty segment was driven by manufacturer price increases and an increase in our oncology and infusion volumes, partially offset by reimbursement compression to maintain contractual relationships with certain payers and a volume decrease in certain therapy classes, including immunology and multiple sclerosis.  The increase in our PBM segment is due to timing of our PBM acquisitions late in the fourth quarter of 2017 versus a full quarter impact in the fourth quarter of 2018.

Gross profit in the fourth quarter of 2018 was $93.9 million and generated a 6.9% gross margin, compared to $72.6 million gross profit and a 6.3% gross margin in the fourth quarter of 2017.  Gross profit from our Specialty segment was $68.2 million, compared to $68.5 million in the prior year quarter, while gross profit from our PBM segment was $25.6 million, compared to $4.1 million in the prior year quarter.  The gross margin increase in the quarter was due to the impact of our PBM acquisitions, partially offset by reimbursement compression in our Specialty segment.

SG&A expenses for the fourth quarter of 2018 were $79.9 million, an increase of $10.2 million, compared to $69.7 million in the fourth quarter of 2017.  This increase is primarily driven by a $4.6 million increase in employee cost, including employee cost for our acquired entities, and a $0.6 million increase in share-based compensation.  Also contributing to the SG&A expense increase was a $5.9 million increase in amortization expense from definite-lived intangible assets, inclusive of capitalized software for internal use, associated with our acquired entities.  We also experienced increases in other SG&A expenses; including, rent due to the addition of our Chandler, Arizona facility, Information Technology (“IT”) expense due to the implementation of a new operating system, travel, consulting and professional fees, as well as other miscellaneous expenses.  These increases were partially offset by a $2.2 million decrease in acquisition related expenses.

Net (loss) income attributable to Diplomat for the fourth quarter of 2018 was $(298.0) million compared to $6.5 million in the fourth quarter of 2017.  This decrease was primarily driven by a $262 million non-cash impairment charge related to goodwill and definite-lived intangible assets associated with our PBM segment due to the effects of client losses and a reduced financial forecast, on our annual impairment analysis, as well as a $46 million non-cash goodwill impairment charge related to our Specialty segment due to the effects of a reduced financial forecast, on our annual impairment analysis.  Income from operations for the fourth quarter of 2018, excluding the non-cash impairment charges, was $13.9 million, compared to $2.9 million in the fourth quarter of 2017.  We experienced a $6.0 million increase in interest expense due to the outstanding debt required to fund our PBM acquisitions in the fourth quarter of 2017.  Our income tax benefit decreased $2.4 million due primarily to a $64.5 million increased tax benefit at statutory rates offset by a $9.8 million impact due to the impairment of our non-deductible goodwill relating to our prior stock acquisitions and a $48.7 million valuation allowance made in the fourth quarter of 2018 on deferred tax assets due to a cumulative loss position driven by the impairment charges. Income taxes were also impacted in the prior year by the passage of the Tax Cuts and Job’s act which, after taking into account the provisions of the Tax Cuts and Jobs Act, caused our net deferred tax liabilities to be re-remeasured for a one-time benefit of approximately $7.9 million.  Adjusted EBITDA for the fourth quarter of 2018 was $43.5 million compared to $26.6 million in the fourth quarter of 2017, an increase of $16.9 million.

Earnings per share for the fourth quarter of 2018 was $(4.00) per basic/diluted common share, compared to $0.09 per basic/diluted common share for the fourth quarter of 2017.

Full Year 2018 Financial Summary:

Revenue for 2018 was $5,493 million, compared to $4,485 million in 2017, an increase of $1,007 million or 22%.  Specialty segment revenue amounted to $4,791 million, compared to $4,473 million in 2017, while revenue from our PBM segment amounted to $729 million compared to $12 million in 2017.  The consolidated revenue increase was principally driven by the full year impact of our 2017 acquisitions, including our PBM acquisitions, and the impact of manufacturer price increases in our Specialty segment.  These increases were partially offset by reimbursement compression and by a volume decrease in our immunology, hepatitis C, and multiple sclerosis business categories, as well as other lower margin business categories, including human immunodeficiency virus  and osteoporosis, compared to the prior year.

Gross profit in 2018 was $376.0 million and generated a 6.8% gross margin, compared to $274.1 million and a 6.1% gross margin in 2017.  Gross profit improved $101.9 million, or 37%, compared to the prior year period.  Gross profit from our Specialty segment was $280.6 million, compared to $270.1 million in the prior year, while gross profit from our PBM segment was $95.4 million compared to $4.1 million in the prior year.  The gross margin increase was primarily due to the impact of our PBM acquisitions, partially offset by reimbursement compression in our Specialty segment.

SG&A expenses for 2018 were $335.7 million, an increase of $80.1 million, compared to $255.6 million in 2017.  Of this increase, $40.4 million related to employee cost, including employee cost for our acquired entities, a $10.9 million increase in share-based compensation, and a $1.7 million increase in severance and related expenses.  Also contributing to the SG&A expense increase was a $27.5 million increase in amortization expense from definite-lived intangible assets, inclusive of capitalized software for internal use, associated with our acquired entities.  We further experienced increases in other SG&A expenses including consulting and professional fees; rent due to the addition of our Chandler, Arizona facility; IT expense due to the implementation of a new operating system; recruiting primarily related to our CEO search; travel; as well as other miscellaneous expenses.

Net (loss) income attributable to Diplomat for 2018 was $(302.3) million compared to $15.5 million for 2017.  This decrease was primarily driven by a $262 million non-cash impairment charge related to goodwill and definite-lived intangible assets associated with our PBM segment due to the effects of client losses and a reduced financial forecast, on our annual impairment analysis, as well as a $46 million non-cash goodwill impairment charge related to our Specialty segment due to the effects of a reduced financial forecast, on our impairment analysis.   Our 2018 income from operations excluding the non-cash impairment charges, was $40.4 million, compared to $18.6 million in 2017.  We also experienced a $30.9 million increase in interest expense due to a significant increase in outstanding debt to fund our PBM acquisitions, and a $2.1 million decrease in income tax benefit due to the same factors impacting the fourth quarter 2018.  Adjusted EBITDA for 2018 was $167.8 million versus $101.8 million for 2017.

Earnings per share for 2018 was $(4.07) per basic/diluted common share, compared to $0.23 per basic/diluted common share for 2017.

Revised 2019 Financial Outlook

For the full-year 2019, we provide financial guidance as follows:

•                  Revenue between $4.7 and $5.0 billion, versus the previous range of $5.6 to $5.8 billion

•                  Specialty segment revenue between $4.4 and $4.6 billion, versus the previous range of $5.1 to $5.3 billion

•                  PBM segment revenue between $0.3 and $0.4 billion, versus the previous range of $0.45 to $0.5 billion

•                  Net (loss) income attributable to Diplomat between $(37) and $(26) million

•                  Adjusted EBITDA between $110 and $116 million, versus the previous communication of “flat to low single digit percent year over year growth”

•                  Diluted EPS between $(0.50) and $(0.34)

Our EPS expectations for 2019 assume approximately 75,300,000 weighted average common shares outstanding on a diluted basis and a tax rate of (21)% and (18)%, for the low- and high-end of the range, respectively, for the full year 2019, each of which could differ materially.

Earnings Conference Call Information

As previously announced, the Company will hold a conference call to discuss its fourth quarter and full year performance this morning, March 15, 2019, at 8:00 a.m. Eastern Time.  Shareholders and interested participants may listen to a live broadcast of the conference call by dialing 833-286-5805 (647-689-4450 for international callers) and referencing participant code 2672528 approximately 15 minutes prior to the call.  A live webcast of the conference call and associated slide presentation will be available on the investor relations section of the Company’s website for approximately 30 days at ir.diplomat.is.

About Diplomat

Diplomat (NYSE: DPLO) is the nation’s largest independent provider of specialty pharmacy and infusion services. Diplomat helps people with complex and chronic health conditions in all 50 states, partnering with payers, providers, hospitals, manufacturers, and more. Rooted in this patient care expertise, Diplomat also serves payers through CastiaRx, a leading specialty benefit manager, and offers tailored solutions for healthcare innovators through EnvoyHealth. Diplomat opened its doors in 1975 as a neighborhood pharmacy with one essential tenet: “Take good care of patients and the rest falls into place.” Today, that tradition continues—always focused on improving patient care. For more information, visit diplomat.is.

Non-GAAP Information

We define Adjusted EBITDA as net (loss) income attributable to Diplomat before interest expense, income taxes, depreciation and amortization, share-based compensation, change in fair value of contingent consideration and other merger and acquisition-related expenses, restructuring and impairment charges, and certain other items that we do not consider indicative of our ongoing operating performance (which are itemized below in the reconciliation to net (loss) income attributable to Diplomat).  Adjusted EBITDA is not in accordance with, or an alternative to, GAAP.  In addition, this non-GAAP measure is not based on any comprehensive set of accounting rules or principles.  You should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in the presentation, and we do not infer that our future results will be unaffected by unusual or non-recurring items.

We consider Adjusted EBITDA to be a supplemental measure of our operating performance.  We present Adjusted EBITDA because it is used by our Board of Directors and management to evaluate our operating performance.  Adjusted EBITDA is also used as a factor in determining incentive compensation, for budgetary planning and forecasting overall financial and operational expectations, for identifying underlying trends, and for evaluating the effectiveness of our business strategies.  Further, we believe it assists us, as well as investors, in comparing performance from period-to-period on a consistent basis.  Other companies in our industry may calculate Adjusted EBITDA differently than we do and their calculation may not be comparable to our Adjusted EBITDA metric.  A reconciliation of Adjusted EBITDA, a non-GAAP measure, to net (loss) income attributable to Diplomat can be found below.

Forward Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and may include Diplomat’s expectations regarding revenues, net (loss) income attributable to Diplomat, Adjusted EBITDA, EPS, market share, new business and contract wins, the expected benefits and performance of acquisitions, business and growth strategies, introduction of new limited-distribution drugs and biosimilars, key employee searches, impact of operational improvement initiatives and results of operational and capital expenditures. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information. These statements are qualified by important risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those forecasted or indicated by such forward-looking statements. These risks and uncertainties include: our ability to adapt to changes or trends within the specialty pharmacy industry; a significant increase in competition from a variety of companies in the health care industry; possibility of client losses and/or the failure to win new business; declining gross margins in the PBM industry; shifts in pharmacy mix toward lower margin drugs; supply disruption of any of the specialty drugs we dispense; potential for contracting at reduced rates to win new business or secure renewal business; the dependence on key employees and effective succession planning and managing recent turnover among key employees; potential disruption to our workforce and operations due to cost savings and restructuring initiatives; disruption in our operations as we implement a new operating system within our Specialty segment;  our ability to expand the number of specialty drugs we dispense and related services; maintaining existing patients; increasing consolidation in the healthcare industry; significant and increasing pricing pressure from third-party payors; complying with complex and evolving requirements and changes in state and federal government regulations, including Medicare and Medicaid; current or proposed legislative and regulatory policies designed to manage healthcare costs or alter healthcare financing practices, including as it relates to the PBM industry’s retention of rebates; the amount of direct and indirect remuneration fees, as well as the timing of assessing such fees and the methodology used to calculate such fees; the outcome of material legal proceedings; our relationships with wholesalers and key pharmaceutical manufacturers; bad publicity about, or market withdrawal of, specialty drugs we dispense; revenue concentration of the top specialty drugs we dispense; managing our growth effectively; our ability to drive volume through a refreshed marketing strategy in traditional specialty pharmacy; our capability to penetrate the fragmented infusion market; the success of our strategy in the PBM industry; failure to effectively differentiate our products and services in the PBM market place; our debt service obligations; our inability to identify and remediate any present or future material weaknesses in our internal control over financial reporting, which could impair our ability to produce accurate and timely financial statements; the effect of any future impairments to our goodwill or other intangible assets on our net income and EPS; our ability to effectively execute our acquisition strategy or successfully integrate acquired businesses, including any delays or difficulties in integrating the combined businesses, and the ability to achieve cost savings and operating synergies and the timing thereof; and the additional factors set forth in “Risk Factors” in Diplomat’s most recent Annual Report on Form 10-K and in subsequent reports filed with or furnished to the Securities and Exchange Commission.  Except as may be required by any applicable laws, Diplomat assumes no obligation to publicly update such forward-looking statements, which are made as of the date hereof or the earlier date specified herein, whether as a result of new information, future developments, or otherwise.

CONTACT:
Terri Anne Powers, Vice President Investor Relations

312-889-5244 | tpowers@diplomat.is

DIPLOMAT PHARMACY, INC.

Consolidated Balance Sheets

(dollars in thousands)

	December 31,
	2018	2017
	(unaudited)
ASSETS
Current assets:
Cash and equivalents	$9,485	$84,251
Receivables, net	326,602	332,091
Inventories	210,573	206,603
Prepaid expenses and other current assets	9,596	11,125
Total current assets	556,256	634,070
Property and equipment, net	34,525	38,990
Capitalized software for internal use, net	30,506	36,520
Goodwill	609,592	832,624
Definite-lived intangible assets, net	240,810	392,011
Other noncurrent assets	4,670	6,208
Total assets	$1,476,359	$1,940,423

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$308,084	$384,719
Rebates payable to PBM customers	23,264	28,744
Borrowings on line of credit	176,300	188,250
Short-term debt, including current portion of long-term debt	11,500	11,500
Accrued expenses:
Compensation and benefits	13,348	9,584
Contingent consideration	5,075	8,100
Other	21,014	20,560
Total current liabilities	558,585	651,457
Long-term debt, less current portion	438,369	521,098
Deferred income taxes	2,781	14,367
Contingent consideration	1,820	4,000
Derivative liability	4,292	—
Deferred gain	5,175	—
Other	253	—
Total liabilities	1,011,275	1,190,922
Commitments and contingencies
Shareholders’ equity:
Preferred stock (10,000,000 shares authorized; none issued and outstanding)	—	—
Common stock (no par value, 590,000,000 shares authorized; 74,474,677 and 73,871,424 shares issued and outstanding at December 31, 2018 and 2017, respectively)	629,411	619,235
Additional paid-in capital	50,544	38,450
(Accumulated deficit) retained earnings	(210,579)	91,816
Accumulated other comprehensive loss	(4,292)	—
Total shareholders’ equity	465,084	749,501
Total liabilities and shareholders’ equity	$1,476,359	$1,940,423

DIPLOMAT PHARMACY, INC.

Consolidated Statements of Operations (Unaudited)

(dollars in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net sales	$1,360,628	$1,155,069	$5,492,524	$4,485,230
Cost of sales	(1,266,772)	(1,082,490)	(5,116,515)	(4,211,085)
Gross profit	93,856	72,579	376,009	274,145
Selling, general and administrative expenses	(79,945)	(69,713)	(335,650)	(255,580)
Goodwill impairments	(224,966)	—	(224,966)	—
Impairments of definite-lived intangible assets	(82,678)	—	(82,678)	—
(Loss) income from operations	(293,733)	2,866	(267,285)	18,565
Other (expense) income:
Interest expense	(10,652)	(4,682)	(41,650)	(10,716)
Impairment of non-consolidated entities	—	—	(329)	—
Other	571	102	1,956	213
Total other expense	(10,081)	(4,580)	(40,023)	(10,503)
(Loss) income before income taxes	(303,814)	(1,714)	(307,308)	8,062
Income tax benefit	5,789	8,227	5,039	7,126
Net (loss) income	(298,025)	6,513	(302,269)	15,188
Less net loss attributable to noncontrolling interest	—	(23)	—	(322)
Net (loss) income attributable to Diplomat Pharmacy, Inc.	$(298,025)	$6,536	$(302,269)	$15,510

(Loss) income per common share, basic and diluted	$(4.00)	$0.09	$(4.07)	$0.23

Weighted average common shares outstanding:
Basic	74,430,430	69,701,266	74,244,520	68,130,322
Diluted	74,430,430	70,324,702	74,244,520	68,780,053

DIPLOMAT PHARMACY, INC.

Consolidated Statements of Operations, Inclusive of Reportable Segment Breakout (Unaudited)

(dollars in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net sales - Specialty	$1,191,814	$1,142,696	$4,790,837	$4,472,857
Net sales - PBM	179,307	12,373	729,455	12,373
Inter-segment elimination	(10,493)	—	(27,768)	—
Net sales	1,360,628	1,155,069	5,492,524	4,485,230

Cost of sales - Specialty	(1,123,609)	(1,074,171)	(4,510,262)	(4,202,766)
Cost of sales - PBM	(153,656)	(8,319)	(634,021)	(8,319)
Inter-segment elimination	10,493	—	27,768	—
Cost of sales	(1,266,772)	(1,082,490)	(5,116,515)	(4,211,085)

Gross profit - Specialty	68,205	68,525	280,575	270,091
Gross profit - PBM	25,651	4,054	95,434	4,054
Gross profit	93,856	72,579	376,009	274,145
Selling, general and administrative expenses	(79,945)	(69,713)	(335,650)	(255,580)
Goodwill impairments	(224,966)	—	(224,966)	—
Impairments of definite-lived intangible assets	(82,678)	—	(82,678)	—
(Loss) income from operations	(293,733)	2,866	(267,285)	18,565
Other (expense) income:
Interest expense	(10,652)	(4,682)	(41,650)	(10,716)
Impairment of non-consolidated entities	—	—	(329)	—
Other	571	102	1,956	213
Total other expense	(10,081)	(4,580)	(40,023)	(10,503)
(Loss) income before income taxes	(303,814)	(1,714)	(307,308)	8,062
Income tax benefit	5,789	8,227	5,039	7,126
Net (loss) income	(298,025)	6,513	(302,269)	15,188
Less: net loss attributable to noncontrolling interest	—	(23)	—	(322)
Net (loss) income attributable to Diplomat Pharmacy, Inc.	$(298,025)	$6,536	$(302,269)	$15,510

(Loss) income per common share, basic and diluted	$(4.00)	$0.09	$(4.07)	$0.23

Weighted average common shares outstanding:
Basic	74,430,430	69,701,266	74,244,520	68,130,322
Diluted	74,430,430	70,324,702	74,244,520	68,780,053

DIPLOMAT PHARMACY, INC.

Consolidated Statements of Cash Flows (Unaudited)

(dollars in thousands)

	Year Ended December 31,
	2018	2017
Cash flows from operating activities:
Net (loss) income	$(302,269)	$15,188
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	97,112	66,566
Goodwill impairments	224,966	—
Impairments of definite-lived intangible assets	82,678	—
Share-based compensation expense	18,172	7,281
Net provision for doubtful accounts	8,660	9,424
Amortization of debt issuance costs	4,733	2,655
Changes in fair value of contingent consideration	3,364	3,675
Contingent consideration payments	(4,239)	—
Deferred income tax benefit	(11,847)	(10,795)
Impairment of non-consolidated entities	329	—
Other	(73)	1
Changes in operating assets and liabilities, net of business acquisitions:
Accounts receivable	(2,333)	7,735
Inventories	(3,932)	13,813
Accounts payable	(80,412)	23,088
Rebates payable	(5,479)	1,238
Other assets and liabilities	5,612	(4,615)
Net cash provided by operating activities	35,042	135,254
Cash flows from investing activities:
Payments to acquire businesses, net of cash acquired	(1,139)	(623,067)
Expenditures for property and equipment	(10,474)	(6,652)
Expenditures for capitalized software for internal use	(13,070)	(3,505)
Capital investment in non-consolidated entity	—	(100)
Net proceeds from the sale of property and equipment	13,448	5
Net cash used in investing activities	(11,235)	(633,319)
Cash flows from financing activities:
Net (payments) proceeds from line of credit	(11,950)	148,995
Proceeds from long-term debt	—	575,000
Payments on long-term debt	(85,500)	(136,000)
Payments of debt issuance costs	(891)	(21,507)
Proceeds from issuance of stock upon stock option exercises	4,098	7,875
Contingent consideration payments	(4,330)	—
Net cash (used in) provided by financing activities	(98,573)	574,363
Net (decrease) increase in cash and equivalents	(74,766)	76,298
Cash and equivalents at beginning of year	84,251	7,953
Cash and equivalents at end of year	$9,485	$84,251
Supplemental disclosures of cash flow information:
Cash paid for interest	$37,851	$7,327
Cash paid for income taxes	3,520	5,876

Adjusted EBITDA

The table below presents a reconciliation of net (loss) income attributable to Diplomat Pharmacy, Inc. to Adjusted EBITDA for the periods indicated.

	For the three months ended December 31,		For the year ended December 31,
	2018	2017	2018	2017
	(dollars in thousands) (unaudited)
Net (loss) income attributable to Diplomat Pharmacy, Inc.	$(298,025)	$6,536	$(302,269)	$15,510
Depreciation and amortization	24,565	17,753	97,112	66,566
Interest expense	10,652	4,682	41,650	10,716
Income tax (benefit) expense	(5,789)	(8,227)	(5,039)	(7,126)
EBITDA	$(268,597)	$20,744	$(168,546)	$85,666

Contingent consideration and other merger and acquisition expense	$1,136	$3,322	$6,836	$7,455
Share-based compensation expense	2,401	1,794	18,172	7,281
Employer payroll taxes - option repurchases and exercises	1	13	193	231
Restructuring and impairment charges	307,644	—	307,973	—
Severance and related fees	357	648	3,086	1,428
Other items	528	72	45	(301)
Adjusted EBITDA	$43,470	$26,593	$167,759	$101,760

2019 Full Year Guidance: GAAP to Non-GAAP Reconciliation

The tables below present a reconciliation of net (loss) income attributable to Diplomat Pharmacy, Inc. to Adjusted EBITDA for the year ended December 31, 2019.

Reconciliation of GAAP to Adjusted EBITDA

(dollars in thousands) (unaudited)

	Range
	Low	High
Net (loss) income attributable to Diplomat Pharmacy, Inc.	$(37,289)	$(25,503)
Depreciation and amortization	80,000	78,000
Interest expense	43,000	40,000
Income tax (benefit) expense (1)	(9,911)	(5,597)
EBITDA	$75,800	$86,900

Contingent consideration and other merger and acquisition expense	$2,000	$1,000
Share-based compensation expense	27,000	25,000
Employer payroll taxes - option repurchases and exercises	200	100
Restructuring and impairment charges	1,000	500
Severance and related fees	3,500	2,000
Other items	500	500
Adjusted EBITDA	$110,000	$116,000

(1) Assumes a tax rate of (21) and (18) percent, for the low- and high-end, respectively.